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EXHIBIT 5

OPINION RE LEGALITY



January 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


        Re: Aastrom Biosciences, Inc. Registration Statement on Form S-8 Registering Shares Issuable Under the 2001 Stock Option Plan

Dear Ladies and Gentlemen:

               As legal counsel for Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,100,000 shares of the Common Stock, no par value, of the Company which may be issued pursuant to options granted under the Aastrom Biosciences, Inc. 2001 Stock Option Plan (the "Plan").

               We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

               Based on such examination, we are of the opinion that the 2,100,000 shares of Common Stock that may be issued under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor and in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                            Respectfully Submitted,

                                            /s/ Pepper Hamilton LLP
                                            -------------------------------
                                            Pepper Hamilton LLP